Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 1Q Results

VALLEY COTTAGE, NY—May 9, 2017—CreditRiskMonitor (OTCQX: CRMZ) reported that for the 3 months ended March 31, 2018 revenues increased 4% to $3.37 million compared to $3.24 million in last year’s first quarter. Net loss for the quarter was approximately $255,400 compared to a net loss of approximately $244,300 in the prior year period. Cash and cash equivalents decreased approximately $15,300 since 2017 year-end, to $8.72 million, and was down $123,700 from the balance at March 31, 2017.

Jerry Flum, CEO, said, “The Company is committed to its philosophy of investing in new products, such as private company Financial Statement Sourcing (launched 4Q 2017) and the PAYCE™ private company neural network score (launched 1Q 2018), as well as our other marketing efforts. We’re still debt free and our strong cash position will allow us to implement these marketing initiatives.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2018 AND 2017
(Unaudited)

	2018	2017

Operating revenues	$3,371,924	$3,236,250

Operating expenses:
Data and product costs	1,483,991	1,396,160
Selling, general and administrative expenses	2,188,124	2,113,245
Depreciation and amortization	47,048	50,006

Total operating expenses	3,719,163	3,559,411

Loss from operations	(347,239)	(323,161)
Other income, net	21,042	4,807

Loss before income taxes	(326,197)	(318,354)
Benefit from income taxes	70,761	74,061
	$(255,436)	$(244,293)
Net loss

Net loss per common share of stock:
Basic and diluted	$(0.02)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	10,722,401	10,722,401

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2018 AND DECEMBER 31, 2017

	March 31, 2018	Dec. 31, 2017
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$8,719,826	$8,735,148
Accounts receivable, net of allowance	1,974,655	2,139,707
Other current assets	504,928	530,699

Total current assets	11,199,409	11,405,554

Property and equipment, net	399,426	437,216
Goodwill	1,954,460	1,954,460
Other assets	49,768	23,463

Total assets	$13,603,063	$13,820,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$8,893,546	$8,304,877
Accounts payable	145,578	58,901
Accrued expenses	756,506	1,344,526

Total current liabilities	9,795,630	9,708,304

Deferred taxes on income, net	439,281	514,333
Other liabilities	15,787	15,748

Total liabilities	10,250,698	10,238,385

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,585,277	29,559,784
Accumulated deficit	(26,340,136)	(26,084,700)

Total stockholders’ equity	3,352,365	3,582,308

Total liabilities and stockholders’ equity	$13,603,063	$13,820,693

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects more than $130 billion of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 depend on CreditRiskMonitor's timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the company's proprietary FRISK® and PAYCETM scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.